Exhibit 5.1
July 2, 2010
United Maritime Group, LLC
United Maritime Group Finance Corp.
on behalf of the Registrants (defined below)
601 S. Harbour Island Blvd., Suite 230
Tampa, FL 33602

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
We are counsel for:
     (a) United Maritime Group, LLC, a Florida limited liability company (the “Company”), and United Maritime Group Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”); and
     (b) U.S. United Barge Line, LLC, U.S. United Ocean Services, LLC, U.S. United Bulk Terminal, LLC, UMG Towing, LLC, U.S. United Bulk Logistics, LLC, U.S. United Ocean Holding, LLC, U.S. United Ocean Holding II, LLC, U.S. United Inland Services, LLC, Tina Litrico, LLC, Mary Ann Hudson, LLC, Sheila McDevitt, LLC and Marie Flood, LLC (collectively, the “Subsidiaries”).
     Finance Corp. and the Subsidiaries that are organized under the laws of the State of Delaware are collectively referred to as the “Delaware Entities.” The Subsidiaries that are not Delaware Entities are collectively referred to as the “Non-Delaware Entities.”
We have acted as counsel in connection with various legal matters relating to the filing, on the date hereof, of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering up to $200,000,000 in principal amount of the Issuers’ 11 3/4% Senior Secured Notes due 2015 (the “Exchange Notes”) offered in exchange for all of the outstanding 11 3/4% Senior Secured Notes due 2015. The 11 3/4% Senior Secured Notes were originally issued and sold in reliance upon an exemption from registration under the Securities Act (the “Original Notes”).
The Original Notes and the Exchange Notes are issued under the Indenture, dated as of December 22, 2009, among the Issuers, the Guarantors named therein (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The exchange is being made pursuant to an exchange offer contemplated by the Registration Statement (the “Exchange Offer”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement. As used herein, the term “Registrants” refers to the Issuers and the Subsidiaries.
In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture and the respective certificates of incorporation and by-laws, or other organizational documents, as amended, of the Registrants and such other documents, corporate records, certificates and other instruments as in our judgment were necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied (without independent verification) upon certificates of public officials, certificates and statements (including representations and warranties as to facts set forth in any of the documents and agreements referred to herein) of officers of the Registrants, the legal opinions of Jones, Walker, Waechter, Poitevent, Carrère & Denège L.L.P., Louisiana counsel to the Company, and Phelps Dunbar LLP, Florida counsel to the Company, and such other documents as we have deemed necessary or appropriate in respect of the opinions expressed herein. In such examinations, we have assumed:
(i)	the genuineness of all signatures on original or certified or otherwise identified documents; and

(ii)	the authenticity of all company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies.

Our opinion is also based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.
Based on the foregoing, we are of the opinion that:
     1. The Indenture has been duly and validly authorized, executed and delivered by each of the Delaware Entities. The Indenture constitutes a legal, valid and binding obligation of the Registrants enforceable against the Registrants in accordance with the terms thereof, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally, or (b) general principles of equity.
     2. The Exchange Notes and the guarantees thereof by the Registrants (other than the Issuers) pursuant to the terms of the Indenture have been duly authorized by Finance Corp. and the other Delaware Entities, respectively. The Exchange Notes and the guarantees thereof by the Registrants (other than the Issuers) pursuant to the terms of the Indenture constitute legal, valid and binding obligations of the Issuers and the other Registrants, respectively, entitled to the benefits of the Indenture and enforceable against the Issuers and the other Registrants, respectively, in accordance with their terms, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or (b) general principles of equity.
     3. As stated in the section entitled “Material United States Federal Income Tax Consequences” contained in the Registration Statement, the exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. The section entitled “Material United States Federal Income Tax Consequences” contained in the Registration Statement is hereby incorporated by reference and is true in all material respects.
The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Federal laws of the United States. The opinions expressed herein are expressed as of the date hereof and we undertake no duty or obligation to update such opinions.
We hereby consent to being named as counsel for the Issuers and the other Registrants in the Registration Statement and under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
Willkie Farr & Gallagher LLP